Exhibit 99.2

10/F, CPIC Plaza, No. 28 Fengsheng Hutong, Xicheng District, Beijing 100032, China

Tel: 86 10 5776 3888 Fax: 86 10 5776 3777

July 1, 2021

To:	Spark Education Limited

Block A, No.101 Wangjing Lizezhongyuan,

Chaoyang District, Beijing,

People’s Republic of China

Re:     Legal Opinion on Certain PRC Law Matters

We have acted as the People’s Republic of China (the “PRC”, excluding, for the purpose of this legal opinion, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal counsel to Spark Education Limited, a company incorporated under the laws of the Cayman Islands (the “Company” or the “Issuer”) in connection with the proposed public offering (the “Offering”) by the Company of the American Depositary Shares (the “ADSs”), representing Class A ordinary shares (the “Ordinary Shares”), par value US$0.0001 per share, of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Registration Statement”) , and the Company’s proposed listing of the ADSs on Nasdaq Global Market.

We are licensed lawyers in the PRC and thus qualified to issue legal opinions in relation to the above matters in accordance with the published PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court currently in force and publicly available in the PRC as of the date hereof (collectively the “PRC Laws”), such licenses and qualification have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A.	Documents Examined, Definition and Information Provided

For the purpose of rendering this legal opinion (this “Opinion”), we have examined the copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals, and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by the PRC Government Agencies and officers of the Company (collectively, the “Documents”).

Beijing • Shanghai • Shenzhen • Chengdu • Hong Kong • Hangzhou • Xi’an • Haikou

www.tylaw.com.cn

Unless the context of this Opinion otherwise indicates, the following capitalized terms shall have the meanings ascribed to them below:

“Beijing WFOE”	refers to Beijing Huohua Siwei Education Technology Co., Ltd. (北京火花思维教育科技有限公司).

“Government Agency”	refers to any competent government authorities, courts, arbitration commissions, or any legal body exercising or entitled to exercise any administrative, judicial, legislative, police, regulatory or tax authority or power of the similar nature in the PRC.

“Governmental Authorization”	refers to any approval, consent, permit, authorization, filing, registration, exemption, certificates, permission, waiver, endorsement, annual inspection, qualification or license required by the applicable PRC Laws to be obtained from or with any Government Agency.

“PRC Civil Procedures Law”	refers to the Civil Procedures Law of PRC promulgated by Standing Committee of the National People’s Congress on April 9, 1991 and last amended on June 27, 2017.

“PRC Companies”	refers to Beijing WFOE and the VIE Entity.

“Prospectus”	refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“VIE Entity”	refers to Beijing Xingengyuan Technology Development Co., Ltd. (北京心更远科技发展有限公司).

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.

all Documents submitted to us in copies conform to their originals; all signatures, seals and chops on such Documents are genuine and were made or affixed by representatives duly authorized by the respective parties;

2.

all parties in relation to any of the Documents aforesaid or to any other documents as referred to in this Opinion have the requisite power and authority to enter into, and have duly executed and delivered the Documents and performed their obligations hereunder, except those parties with respect to whose power and authority we have opined upon in this Opinion;

3.

the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this Opinion. Where certain facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by the PRC Government Agencies or representatives of the Company and the PRC Companies with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents, and we have qualified this Opinion with regard to such facts as “to our best of our knowledge after due inquiries” without further independent investigation;

4.

all statements and representations (excluding legal conclusions) made to us by the management of the Company and the PRC Companies regarding the respective operations of the PRC Companies were true and accurate; all facts and Documents which may affect this Opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure;

5.

any Document submitted to us is still effective and has not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry;

6.	all Governmental Authorizations as defined below, and other official statements or documentations were obtained from the competent PRC Government Agencies by lawful means; and

7.

all Documents constitute legal, valid, binding and enforceable obligations on the parties thereto (other than those governed by the PRC Laws or to which the PRC Laws are related); each of the parties to the Documents (except the PRC Companies) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party; all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under all Documents, including the Transaction Documents, submitted to us, have been obtained or made, and are in full force and effect as of the date thereof.

C.	Opinion

Based on the foregoing, we are of the opinions on the date hereof that:

1. With Respect to the Contractual Arrangements

(a)    Each of the PRC Companies who is a party to the contractual arrangements and agreements by and among Beijing WFOE, VIE Entity and its shareholders that has been filed as exhibits to the Registration Statement (collectively, the “VIE Agreements”) has full power, authority and legal right to enter into, execute, deliver and perform their respective obligations under each of the VIE Agreements to which it is expressed to be a party.

(b)    The VIE Agreements are valid and legally binding on the parties thereto under PRC Laws and are enforceable against the parties thereto. Except as disclosed in the Prospectus, the execution, delivery, and due performance of the VIE Agreements by Beijing WFOE, VIE Entity and its shareholders do not violate, breach, contravene, constitute a default under or otherwise conflict with (i) any provisions of any applicable PRC Laws; (ii) the articles of association or business license currently in effect of each of Beijing WFOE and the VIE Entity. To the best of our knowledge after due inquiries, except that the exercise of the call options, the filing and foreclosure of the pledge and those others explicitly set forth in the VIE Agreements as being subject to relevant Governmental Authorizations, all Governmental Authorizations required under the PRC Laws for the entry and performance of the VIE Agreements have been obtained.

(c)    The descriptions of the VIE Agreements and the contractual arrangements described in the Prospectus under the sections captioned “Prospectus Summary,” “Risk Factors” and “Our History and Corporate Structure,” insofar as the PRC Laws is concerned, are in all material respects true and accurate, do not contain any untrue statement of a material fact, and do not omit any material fact necessary to make the descriptions, in light of the circumstances under which they were made, not misleading.

2.    With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules prescribe, among other things, offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals is required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The CSRC approval requirement applies to SPVs that acquire equity interests in PRC domestic companies through share swaps and using cash. We are of the view that the M&A Rules and related regulations do not require that the Company obtain prior CSRC approval for the consummation of the Offering or the listing and trading of its ADSs on Nasdaq Global Market. However, we cannot exclude the possibility that the CSRC or other relevant Governmental Agencies might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for the Offering.

3. Taxation

The statements set forth in the Prospectus under the section captioned “Taxation,” insofar as such statements constitute summaries of the PRC tax law, are in all material respects true and accurate; and such statements do not contain any untrue statement of a material fact, and do not omit any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading; and such statements insofar as they relate to the PRC tax law constitute our opinion.

4. Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

5. Statements in the Prospectus

The statements set forth in the Prospectus under the sections captioned “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Enforceability of Civil Liabilities,” “Our History and Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Result of Operations - Taxation,” “Business,” “Regulation,” and “Taxation” (other than the financial statements and related schedules and other financial data contained therein that we express no opinion) insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to and only to the extent governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; such statements are in all material respects true and accurate; and such statements do not contain any untrue statement of a material fact, and do not omit any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

D.	Consent

We hereby consent to the use of our name under the sections captioned “Risk Factors,” “Enforceability of Civil Liabilities,” “Our History and Corporate Structure,” “Taxation” and “Legal Matters” in the Prospectus.

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments thereto or replacements thereof may become effective immediately upon promulgation.

We do not purport to be experts on or generally familiar with or qualified to express legal opinions regarding the laws of any jurisdiction other than the PRC. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm